Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(7)

(Form Type)

AMC Entertainment Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Class A Common Stock, par value $0.01	Rule 457(c)	128,817,328(2)	$5.05(3)	$649,883,419.76	.0001476	$95.922.79	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$649,883,419.76		$95.922.79
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$95.922.79

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of common stock, preferred stock, warrants, debt securities, subscription rights and units as may be issuable with respect to the securities being issued hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Consists of 128,817,328 shares of Class A Common Stock, par value $0.01, underlying the Exchangeable Notes.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s Class A Common Stock, par value $0.01 on July 19, 2024, as reported on the New York Stock Exchange.